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                                                                    EXHIBIT 99

                      JUST TOYS ANNOUNCES IMPLEMENTATION
                            OF REVERSE STOCK SPLIT



Dobbs Ferry, New York, Sept. 4, 1998:


Just Toys, Inc. (NASDAQ: JUST) announced that a 1 for 2 reverse stock split of its common stock was approved by stockholders at Just Toys' Annual Meeting on September 1, 1998 and will be effective at 5:00 p.m. on September 4, 1998.

As previously reported, the reverse split is part of Just Toys' Nasdaq authorized plan to achieve a $1.00 per share bid price so that the common stock listing may be moved from the Nasdaq National Market to the Nasdaq SmallCap Market.

Just Toys, Inc. is a manufacturer and marketer of toys, sold in the United States and internationally. Its licenses include such well known names as Spalding, Louisville Slugger and the World Wrestling Federation (WWF).

Except for historical information, this news release contains forward-looking statements which involve unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences include the Company's dependence on the timely development, introduction and customer acceptance of new products, changes in consumer preferences, dependence on a limited number of major customers, the impact of competition on revenues, margins and pricing, inventory management of customers, reliance on manufacturers based in China, and other factors discussed from time to time in the Company's public announcements and filings with the Securities and Exchange Commission.